EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in this registration statement of Sinocoking Coal & Coke Chemical Industries, Inc., on Form S-1, of our report dated September 29, 2014, appearing in the Annual Report on Form 10-K of Sinocoking Coal & Coke Chemical Industries, Inc., for the year ended June 30, 2014.

/s/ HHC

HHC

Forest Hills, NY

January 14, 2015